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                                                                     Exhibit 8.1


LINDQUIST & VENNUM P.L.L.P.

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
  4200 IDS CENTER                                                 IN ST. PAUL:                   IN DENVER:
  80 SOUTH EIGHTH STREET                                          444 CEDAR STREET, SUITE 170T.  600 17TH STREET, SUITE 1800 SOUTH
  MINNEAPOLIS, MN  55402-2274                                     PAUL, MN  55101-3157           DENVER, CO   80202-5441
  TELEPHONE: 612-371-3211                                         TELEPHONE: 651-312-1300        TELEPHONE: 303-573-5900
  FAX: 612-371-3207                                               FAX: 651-223-5332              FAX: 303-573-1956
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  ATTORNEYS AT LAW                                                                                             www.lindquist.com
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                                  June 21, 2004





U.S. Premium Beef, Ltd.
U.S. Premium Beef, LLC
12200 North Ambassador Drive, Suite 501
Kansas City, Missouri 64163

Ladies and Gentlemen:

         We have acted as legal counsel to U.S. Premium Beef, Ltd., a Kansas cooperative (the "Cooperative") in connection with its proposed restructuring from a Kansas cooperative association to a Delaware limited liability company (the "LLC") to be known as U.S. Premium Beef, LLC. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (SEC Registration No. 333-115164) relating to the proposed restructuring (the "Registration Statement").

         You have requested our opinion as to certain matters of federal tax law that are described in the Registration Statement. We are assuming that the restructuring will be consummated as described in the Registration Statement and we have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

         Based on the foregoing, it is our opinion that the restructuring of the Cooperative into an LLC will be a taxable liquidation of the Cooperative with the following federal income tax consequences:

         o Although there is no legal authority directly on point, the Cooperative will recognize gain or loss as if it had sold an interest in each of its assets to each member for a price equal to its fair market value,

         o each member of the Cooperative will recognize gain or loss measured by the difference between the adjusted basis of the member's capital stock and/or patronage equities in the Cooperative and the fair market value of the deemed liquidating distribution received by the member, and


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    June 21, 2004
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         o     each member may apply customary discounts for lack of
               marketability and lack of control in determining the fair market value of the liquidating distribution.

         With respect to the formation of the LLC, in general, neither gain nor loss will be recognized to either the LLC or to the LLC's members on the deemed contribution to the LLC of the assets that are deemed to have been received by the members in the liquidating distribution.

         In addition, the discussion of federal income tax consequences that will arise from the ownership and disposition of LLC units insofar as it relates to matters of law and legal conclusions is accurate in all material respects. The discussion in the Registration Statement under the heading "Federal Income Tax Consequences -- Tax Treatment of the LLC and its Members" and continuing through "State Income Taxes" is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of LLC units insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unitholders of the ownership and disposition of LLC units.

         Our opinion extends only to matters of law. However, the tax consequences to the Cooperative and its members are highly dependent on matters of fact that are not addressed in this opinion. In particular, the tax consequences of the restructuring will depend in large part on the fair market value of the Cooperative's net equity and the amount of the discount applied in valuing the liquidating distribution received by the members. Both are matters of fact that are not addressed in this opinion. If the valuation changes prior to the closing of the transaction, our opinion may need to be updated. We also direct your attention to the discussion in the Registration Statement of the various tax reporting positions that the Cooperative and the LLC intend to take that might be successfully challenged by the Internal Revenue Service to impose taxes on the Cooperative and the LLC members in excess of those estimated in the Registration Statement. These include challenges to the fair market value of assets and the apportionment of fair market values to specific assets, which are factual issues, the character and sourcing of the resulting income and gain, and tax characterization of the restructuring itself, and the intended treatment of patronage notices. We also note that the recommendation by management and the Board of Directors of the Cooperative that the members approve the restructuring is essentially a business decision that is based in part on an evaluation and balancing of the tax risks involved in the restructuring with the benefits that are expected to be obtained from converting to an LLC.

         With limited exceptions, the discussion of taxation of the Cooperative's members on the restructuring and the consequences to the unitholders of the LLC arising from ownership and disposition of units in the LLC relate to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.



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LINDQUIST & VENNUM P.L.L.P.

    June 21, 2004
    Page 3



         An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. Neither this opinion nor the valuation opinion referenced in the Registration Statement is in any way binding on the Internal Revenue Service or on any court of law.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                          Sincerely,



                                          LINDQUIST & VENNUM P.L.L.P.